Filed pursuant to Rule 424(b)(3)

Registration Nos. 333-122619

333-122619-01

333-122619-02

333-122619-03

333-122619-04

333-122619-05

333-122619-06

333-122619-07

333-122619-08

333-122619-09

333-122619-10

333-122619-12

333-122619-13

333-122619-14

333-122619-15

333-122619-16

333-122619-17

333-122619-18

333-122619-19

333-122619-20

333-122619-21

333-122619-22

333-122619-23

333-122619-24

333-122619-25

PROSPECTUS SUPPLEMENT NO. 6

(To Prospectus dated February 11, 2005, as supplemented by Prospectus Supplement No. 1 dated March 18, 2005, Prospectus Supplement No. 2 dated May 9, 2005, Prospectus Supplement No. 3 dated August 9, 2005, Prospectus Supplement No. 4 dated September 16, 2005 and Prospectus Supplement No. 5 dated October 11, 2005)

ACCELLENT CORP.

$175,000,000

SERIES B 10% SENIOR SUBORDINATED NOTES DUE 2012

Recent Developments

This Prospectus Supplement contains Amendment No. 1 to the current reports on Form 8-K of Accellent Corp. filed with the Securities and Exchange Commission on September 16, 2005 and October 11, 2005.

This Prospectus Supplement, together with the Prospectus dated February 11, 2005, as supplemented by Prospectus Supplement No. 1 dated March 18, 2005, Prospectus Supplement No. 2 dated May 9, 2005, Prospectus Supplement No. 3 dated August 9, 2005, Prospectus Supplement No. 4 dated September 16, 2005 and Prospectus Supplement No. 5 dated October 11, 2005, will be used by Credit Suisse First Boston LLC and its affiliates in connection with offers and sales in market-making transactions in the notes effected from time to time. Credit Suisse First Boston LLC may act as principal or agent in such transactions. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any proceeds from the sale of such securities.

The date of this Prospectus Supplement is October 20, 2005.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 12, 2005

Accellent Corp.

(Exact Name of Registrant as Specified in Charter)

Colorado	333-118675	91-2054669
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 West 7th Avenue, Suite 200, Collegeville, PA 19426-0992

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (610) 489-0300

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:

The Company previously reported the acquisition of the assets of Campbell Engineering, Inc. and certain real estate assets from the shareholders of Campbell Engineering, Inc. (referred to herein as the “Campbell Engineering, Inc. acquision” or “acquisition of Campbell Engineering, Inc.”) on Form 8-K filed with the Securities and Exchange Commission on September 16, 2005 and the acquisition of Machining Technology Group, LLC on Form 8-K filed with the Securities and Exchange Commission on October 11, 2005.  This current report on Form 8-K/A is being filed to amend each of Accellent Corp.’s initial current reports on Form 8-K filed on September 16, 2005 and October 11, 2005, solely for purposes of including in each of such initial current reports the financial statements and pro forma financial information required to be filed for each of the above described transactions by Item 9.01(a) and (b) of Form 8-K.

Item 9.01  Financial Statements and Exhibits.

(a)           Financial statements of businesses acquired.

(i)                                     The audited balance sheets of Campbell Engineering, Inc. as of December 31, 2004 and 2003, and the related statements of income, changes in stockholders’ equity and cash flows for the years then ended, together with the notes thereto and related report thereon of independent public accounting firm, are incorporated herein by reference to Exhibit 99.1.  The unaudited balance sheets of Campbell Engineering, Inc. as of June 30, 2005 and December 31, 2004, and the related unaudited statements of income, changes in stockholders’ equity and cash flows for the six months ended June 30, 2005 and 2004, together with the notes thereto, are also incorporated herein by reference to Exhibit 99.1.

(ii)                                  The audited balance sheets of Machining Technology Group, LLC as of December 31, 2004 and 2003, and the related statements of operations, members’ capital, and cash flows for the years then ended, together with the notes thereto and related report thereon of independent public accounting firm, are incorporated herein by reference to Exhibit 99.2.  The unaudited balance sheets of Machining Technology Group, LLC as of June 30, 2005 and December 31, 2004, and the related unaudited statements of operations, members’ capital and cash flows for the six months ended June 30, 2005 and 2004, together with the notes thereto, are also incorporated herein by reference to Exhibit 99.2.

(b)           Pro forma financial information.

The unaudited pro forma condensed consolidated financial statements of Accellent Corp. giving pro forma effect to each of the Campbell Engineering, Inc., Machining Technology Group, LLC and MedSource Technologies, Inc. acquisitions for the twelve month period ended December 31, 2004 and for the six month period ended June 30, 2005 are incorporated herein by reference to Exhibit 99.3.

2

(c)           Exhibits.

Exhibit No.	Exhibit Description

99.1

Audited financial statements of Campbell Engineering, Inc. as of and for the years ended December 31, 2004 and 2003, and the unaudited financial statements of Campbell Engineering, Inc. as of and for the six months ended June 30, 2005 and 2004.

99.2

Audited financial statements of Machining Technology Group, LLC as of and for the years ended December 31, 2004 and 2003, and the unaudited financial statements of Machining Technology Group, LLC as of and for the six months ended June 30, 2005 and 2004.

99.3

Unaudited pro forma condensed consolidated financial statements of Accellent Corp. giving pro forma effect to each of the Campbell Engineering, Inc. and Machining Technology Group, LLC acquisitions for the twelve month period ended December 31, 2004 and as of and for the six month period ended June 30, 2005.

99.4	Press release dated September 12, 2005 (previously filed as Exhibit 99.1 to Form 8-K filed on September 16, 2005).

99.5	Press release dated October 7, 2005 (previously filed as Exhibit 99.1 to Form 8-K filed on October 11, 2005).

99.6	Agreement and Plan of Merger, dated as of October 7, 2005, by and between Accellent Inc. and Accellent Acquisition Corp. (previously furnished as Exhibit 99.2 to Form 8-K filed on October 11, 2005).

99.7

Voting Agreement, dated as of October 7, 2005, by and among Accellent Inc., Accellent Acquisition Corp. and certain stockholders of Accellent Inc. (previously furnished as Exhibit 99.3 to Form 8-K filed on October 11, 2005).

99.8	Press release dated October 10, 2005 (previously furnished as Exhibit 99.4 to Form 8-K filed on October 11, 2005).

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELLENT CORP.

Date: October 20, 2005	By:	/s/ Stewart A. Fisher
	Name:	Stewart A. Fisher
	Title:	Chief Financial Officer, Vice President, Treasurer and Secretary

4

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1

Audited financial statements of Campbell Engineering, Inc. as of and for the years ended December 31, 2004 and 2003, and the unaudited financial statements of Campbell Engineering, Inc. as of and for the six months ended June 30, 2005 and 2004.

99.2

Audited financial statements of Machining Technology Group, LLC as of and for the years ended December 31, 2004 and 2003, and the unaudited financial statements of Machining Technology Group, LLC as of and for the six months ended June 30, 2005 and 2004.

99.3

Unaudited pro forma condensed consolidated financial statements of Accellent Corp. giving pro forma effect to each of the Campbell Engineering, Inc. and Machining Technology Group, LLC acquisitions for the twelve month period ended December 31, 2004 and as of and for the six month period ended June 30, 2005.

99.4	Press release dated September 12, 2005 (previously filed as Exhibit 99.1 to Form 8-K filed on September 16, 2005).

99.5	Press release dated October 7, 2005 (previously filed as Exhibit 99.1 to Form 8-K filed on October 11, 2005).

99.6	Agreement and Plan of Merger, dated as of October 7, 2005, by and between Accellent Inc. and Accellent Acquisition Corp. (previously furnished as Exhibit 99.2 to Form 8-K filed on October 11, 2005).

99.7

Voting Agreement, dated as of October 7, 2005, by and among Accellent Inc., Accellent Acquisition Corp. and certain stockholders of Accellent Inc. (previously furnished as Exhibit 99.3 to Form 8-K filed on October 11, 2005).

99.8	Press release dated October 10, 2005 (previously furnished as Exhibit 99.4 to Form 8-K filed on October 11, 2005).

5

Exhibit 99.1

Independent Auditors’ Report

To the Board of Directors

Campbell Engineering, Inc.

Huntsville, Alabama

We have audited the accompanying balance sheets of Campbell Engineering, Inc. as of December 31, 2004 and 2003, and the related statements of income, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Campbell Engineering, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

CERTIFIED PUBLIC ACCOUNTANTS

August 31, 2005

(October 3, 2005 as to Note 12)

Beason & Nalley, Inc.
101 Monroe Street
Huntsville, Alabama
35801-4829

(256) 533-1720
(800) 416-1946
(256) 534-8558 Fax

www.beasonnalley.com

i

CAMPBELL ENGINEERING, INC.

Balance Sheets

December 31, 2004 and 2003

	2004	2003
Current Assets:
Cash	$395,022	$90,556
Marketable securities	104,785	—
Accounts receivable, net of allowance for doubtful accounts of $2,846 and $0 at December 31, 2004 and 2003, respectively	1,840,032	659,159
Other receivables	10,993	28,684
Inventory	1,051,477	635,166
Prepaid expenses	20,961	13,053
Total Current Assets	3,423,270	1,426,618
Note receivable related party	—	211,447
Property and equipment, net	2,759,719	1,624,550
Total Assets	6,182,989	3,262,615
Current Liabilities:
Accounts payable	$371,068	$254,938
Accrued expenses	286,987	178,773
Other current liabilities	13,092	9,101
Current portion of notes payable	416,277	167,656
Current portion of capital lease obligations	44,783	33,364
Total Current Liabilities	1,132,207	643,832
Long-Term Liabilities:
Notes payable, net of current portion	981,017	346,258
Capital lease obligations, net of current portion	83,086	102,384
Total Long-Term Liabilities	1,064,103	448,642
Total Liabilities	2,196,310	1,092,474
Stockholders’ Equity
Common stock, $1 par value; 1,000 shares authorized, issued and outstanding	1,000	1,000
Paid-in capital	10,000	10,000
Retained earnings	3,969,900	2,159,141
Accumulated other comprehensive income	5,779	—
Total Stockholders’ Equity	3,986,679	2,170,141
Total Liabilities and Stockholders’ Equity	$6,182,989	$3,262,615

The accompanying notes are an integral part of the financial statements.

CAMPBELL ENGINEERING, INC.

Statements of Income

For the years ended December 31, 2004 and 2003

	2004	2003
Sales	$10,899,271	$5,403,960
Cost of goods sold	7,037,197	4,199,910
Gross Profit	3,862,074	1,204,050
General and administrative expenses	481,719	410,348
Income From Operations	3,380,355	793,702
Other Expenses:
Interest expense, net	40,795	35,104
Other expense	25,801	7,047
Total Other Expense	66,596	42,151
Net Income	$3,313,759	$751,551

The accompanying notes are an integral part of the financial statements.

CAMPBELL ENGINEERING, INC.

Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2004 and 2003

	Common Stock Shares	Common Stock Amount	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance, January 1, 2003	1,000	$1,000	$10,000	$1,622,587	$—	$1,633,587
Comprehensive income:
Net income	—	—	—	751,551	—	751,551
Total comprehensive income	—	—	—	—	—	751,551
Distributions	—	—	—	(214,997)	—	(214,997)
Balance, December 31, 2003	1,000	1,000	10,000	2,159,141	—	2,170,141
Comprehensive income:
Net income	—	—	—	3,313,759	—	3,313,759
Unrealized gain on marketable securities	—	—	—	—	5,779	5,779
Total comprehensive income	—	—	—	—	—	3,319,538
Distributions	—	—	—	(1,503,000)	—	(1,503,000)
Balance, December 31, 2004	1,000	$1,000	$10,000	$3,969,900	$5,779	$3,986,679

The accompanying notes are an integral part of the financial statements.

CAMPBELL ENGINEERING, INC.

Statements of Cash Flows

For the years ended December 31, 2004 and 2003

	2004	2003
Cash Flows From Operating Activities:
Net Income	$3,313,759	$751,551
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation expense	383,589	251,005
(Gain) loss on disposal of property and equipment	(3,187)	4,974
Provision for doubtful accounts	2,846	—
Change in:
Accounts receivable	(1,183,719)	1,157,327
Other receivables	17,691	(15,637)
Inventory	(416,311)	(635,166)
Prepaid expenses	(7,908)	4,887
Accounts payable	116,130	90,168
Accrued expenses	108,214	47,761
Other current liabilities	3,991	(7,371)
Total adjustments	(978,664)	897,948
Net Cash Provided by Operating Activities	2,335,095	1,649,499
Cash Flows From Investing Activities:
Purchase of property and equipment	(1,490,975)	(421,375)
Proceeds from sale of property and equipment	3,187	—
Purchase of marketable securities	(99,006)	—
Net Cash Used by Investing Activities	(1,586,794)	(421,375)
Cash Flows From Financing Activities:
Net payments on line of credit	—	(877,121)
Principal payments on notes payable	(595,200)	(340,350)
Proceeds from issuance of notes payable	1,478,580	303,388
Principal payments on capital lease obligations	(35,662)	(27,853)
Payments received on not receivable—related party	211,447	2,672
Distributions to stockholders	(1,503,000)	(214,997)
Net Cash Used by Financing Activities	(443,835)	(1,154,261)
Net Increase in Cash	304,466	73,863
Cash, beginning of year	90,556	16,693
Cash, end of year	$395,022	$90,556
Supplemental Information:
Cash paid for:
Interest	$50,404	$43,561
Supplemental Schedule of Noncash Investing and Financing Activities:
Property and equipment purchased under capital lease	$27,783	$34,071
Unrealized gain on marketable securities	$5,779	$—

The accompanying notes are an integral part of the financial statements.

CAMPBELL ENGINEERING, INC.

Notes to Financial Statements

December 31, 2004 and 2003

1.             Summary of Significant Accounting Policies

Nature of Business—Campbell Engineering, Inc. (the Company) was incorporated in Alabama in 1979. The Company provides engineering, design, precision machining and assembly of aerospace hardware and commercial products. The Company maintains its offices in Huntsville, Alabama. The Company’s customers are located throughout the continental United States.

Marketable Securities—Available-for-sale securities are stated at fair value, and unrealized holding gains and losses are reported as a separate component of stockholders’ equity.

Accounts Receivable—Customers are typically commercial entities, the US. Government, various government agencies and subcontractors. Bad debts arising from contracts with commercial customers are estimated using the allowance method.

Inventory—Inventoried costs are stated at the lower of average cost or estimated net realizable value. Costs include actual production cost, allocable overhead, factory administrative costs, initial tooling and other related non-recurring costs incurred to-date with revenue recognized on units delivered. All inventory is classified as work in process.

Property and equipment—Property and equipment are carried at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful life.

Expenditures for maintenance and repairs are charged to operations as incurred. Expenditures for renewals and betterments are capitalized and written off through depreciation and amortization charges. Property retired or sold is removed from the asset and related accumulated depreciation accounts, and any profit or loss resulting is reflected in the statement of income.

Leased equipment meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of leased equipment is included in depreciation.

Revenue Recognition—Revenue in which the Company produces units of a basic product in a continuous or sequential production process to the buyers’ specifications under valid purchase orders is recognized upon transfer of title of the product to the customer.

Amounts billed to customers for shipping and handling costs are included in sales in the statement of income with the associated costs included as a component of costs of goods sold.

Income Taxes—The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay corporate income taxes on its taxable income. Instead, the stockholders are liable for individual income taxes on their respective share of the Company’s taxable income.

Concentration of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company maintains cash in accounts with high quality, federally insured financial institutions. At times, the balances in these accounts may be in excess of federally insured limits. The Company also extends credit to its customers, including commercial entities and governmental agencies.

Use of Estimates—Management uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Significant estimates used in preparing these financial statements include those assumed in computing the allowance for doubtful accounts. It is at least reasonably possible that the significant estimates used will change within the next year.

Comprehensive Income—Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, governs the financial statement presentation of changes in stockholders’ equity resulting from non-owner sources. Accumulated other comprehensive income as reported in the accompanying balance sheet represents unrealized gains and losses on available for sale securities.

2.             Marketable Securities

The Company held the following marketable securities as of December 31, 2004:

	2004
	Amortized Cost	Gross Unrealized Gains	Fair Value
Corporate equity securities	$99,006	$5,779	$104,785
Total equity securities	$99,006	$5,779	$104,785

3.             Accounts Receivable

Accounts receivable, net as of December 31, 2004 and 2003, are comprised of the following:

	2004	2003
Commercial Customers
Amounts billed	$1,745,918	$588,666
U.S. Government:
Amounts billed	94,114	70,493
Total accounts receivable, net	$1,840,032	$659,159

4.             Property and Equipment

A summary of property and equipment as of December 31, 2004 and 2003, is as follows:

	2004	2003
Land	$70,250	$70,250
Building and improvements	634,491	634,491
Machinery and equipment	5,035,808	3,562,267
Furniture and fixtures	31,253	31,253
Other capital assets	68,277	48,277
	5,840,079	4,346,538
Less accumulated depreciation	3,080,360	2,721,988
Property and equipment, net	$2,759,719	$1,624,550

The capitalized cost of leased equipment as of December 31, 2004 and 2003 is $224,140 and $196,814, respectively. Amortization of capitalized lease equipment is computed on the straight-line basis over the shorter of the term of the lease or the estimated life of the equipment. Total accumulated amortization expense of capitalized lease equipment as of December 31, 2004 and 2003 is $79,382 and $49,336, respectively. Amortization expense of capital leases totaled $30,046 and $22,472 for the years ended December 31, 2004 and 2003, respectively.

5.             Line of Credit

The Company has an open revolving line-of-credit at a local financial institution that permits the Company to borrow up to $1,500,000 and $1,000,000 at December 31, 2004 and 2003, respectively. Interest is payable monthly at 5.25% and 4.00% at December 31, 2004 and 2003, respectively. The variable interest rate is based on LIBOR. The line is scheduled to expire on May 15, 2006. The outstanding balance was zero as of December 31, 2004 and 2003. The financial institution has a security interest in all of the Company’s business assets and a second lien on the Company’s main facilities. Up to $1,000,000 of the line is personally guaranteed by the Company’s president and secretary/treasurer. In 2003 the financial institution required that the Company comply with various financial and reporting covenants.

6.             Notes Payable

Notes payable as of December 31, 2004 and 2003, consists of the following:

	2004	2003
Note payable to a local financial institution, requiring monthly payments of $5,339 including interest at a variable rate, which is based on the prime rate, of 4.00% at December 31, 2003. The note, maturing on November 18, 2007, has a security interest in a building and was paid in full during 2004. The note was guaranteed by the president and secretary/treasurer of the Company.	$—	$115,836
Note payable to a local financial institution, requiring monthly payments of $3,429 including interest at a variable rate, which is based on the prime rate, of 5.25% at December 31, 2004. The note, maturing on June 30, 2007, has a security interest in a piece of equipment.	103,388	—
Note payable to a local financial institution, requiring monthly payments of $3,803 including interest at a variable rate, which is based on the bank’s base rate, of 4.00% at December 31, 2003, respectively. The note, maturing on May 25, 2006, has a security interest in accounts and contracts receivable and property and equipment and was paid in full during 2004. The note was guaranteed by the president and secretary/treasurer of the Company.	—	92,988
Note payable to a local financial institution, requiring monthly payments of $11,116 including interest at a variable rate, which is based on the prime rate, of 5.25% at December 31, 2004. The note, maturing on October 5, 2007, has a security interest in equipment.	353,366	—
Note payable to a finance company, requiring monthly payments of $722 including interest at a fixed rate of 3.9% at December 31, 2003. The note, maturing on October 18, 2005, has a security interest in a vehicle and was paid in full during 2004.	—	14,638
Note payable to a local financial institution, requiring monthly payments of $14,115 including interest at a fixed rate of 5.98% at December 31, 2004. The note, maturing on December 20, 2008, has a security interest in a building and property and equipment. The note was guaranteed by the president and secretary/treasurer of the Company.	600,000	—
Note payable to a finance company, requiring monthly payments of $517 including interest at a fixed rate of 4.95% at December 31, 2003. The note, maturing on April 29, 2008, has a security interest in a vehicle and was paid in full during 2004.	—	24,536
Note payable to a local financial institution, requiring monthly payments of $3,005 including interest at a variable rate of 4.00% at December 31, 2003. The note, maturing on October 14, 2008, has a security interest in accounts and contracts receivable and property and equipment and was paid in full during 2004. The note was guaranteed by the president and secretary/treasurer of the Company.	—	158,031
Note payable to a local financial institution, requiring monthly payments of $2,084 including interest at a variable rate, which is based on the bank’s base rate, of 4.00% at December 31, 2003. The note, maturing on September 5, 2008, has a security interest in accounts and contracts receivable and property and equipment and was paid in full during 2004. The note was guaranteed by the president and secretary/treasurer of the Company.	—	107,885
Note payable to a local financial institution, requiring monthly payments of $11,603 including interest at a variable rate, which is based on the prime rate, of 5.25% at December 31, 2004. The note, maturing on July 15, 2007, has a security interest in equipment. The note was guaranteed by the president and secretary/treasurer of the Company.	340,540	—
Total notes payable	1,397,294	513,914
Less: current portion of notes payable	416,277	167,656
Notes payable, net of current portion	$981,017	$346,258

Annual maturities of notes payable at December 31, 2004 are as follows:

2005	$416,277
2006	439,177
2007	380,043
2008	161,797
$1,397,294

At December 31, 2004 and 2003, the fair values of these borrowings approximated their carrying values based on the variable nature of the interest rates.

7.             Capital Lease Obligations

The Company leases certain office equipment and manufacturing machinery under long-term lease agreements. Capital lease obligations as of December 31, 2004 and 2003, consists of the following

	2004	2003
Capital lease obligation, requiring monthly payments of $2,553, including interest at a rate of 6.9% per annum.	$76,603	$107,801
Capital lease obligation, requiring monthly payments of $627, including interest at a rate of 4.0% per annum.	30,119	37,648
Capital lease obligation, requiring monthly payments of $778, including interest at a rate of 0.1% per annum.	25,672	—
Capital lease obligation, requiring monthly payments of $61, including interest at a rate of 14.5% per annum.	—	143
Capital lease obligation, requiring monthly payments of $235, including interest at a rate of 13.0% per annum.	4,944	7,792
Total capital lease obligations, including interest	137,338	153,384
Less: amount representing interest	9,469	17,636
Total capital lease obligations	127,869	135,748
Less: current portion of capital lease obligations	44,783	33,364
Capital lease obligations, net of current portion	$83,086	$102,384

Future minimum lease payments under the capital lease obligations at December 31, 2004 are as follows:

2005	$50,331
2006	49,625
2007	29,852
2008	7,530
Total minimum lease payments	137,338
Less: amount representing interest	9,469
Capital lease obligations	$127,869

8.  Operating Leases

Total rent expense under operating lease agreements, including lease agreements with expiration dates of less than one year, for the year ended December 31, 2004 and 2003 was $109,584 and $121,110, respectively.

9.  Profit Sharing Plan

The Company has established a 401(k) profit sharing plan, for all eligible employees. The plan provides for employee contributions ranging from 0% to 10% of their earnings. Employer contributions to the plan are made on a discretionary basis and employees become wholly vested after 5 years of service. The Company had a total of $25,806 and $2,155 related to contribution and plan expenses for the years ended December 31, 2004 and 2003, respectively.

10.  Related Party Transactions

The note receivable account represents unsecured advances to Company stockholders and are payable on demand. Interest is calculated on these loans at the base rate charged by the Company’s local financial institution. The base rate was 4.00% at December 31, 2003.

The Company leases an office building from a stockholder of the Company. Lease expense for the building was $96,000 and $84,000 for 2004 and 2003, respectively.

11.  Concentration of Credit Risk and Major Customer

One customer accounted for 79% and 64% of total revenues in 2004 and 2003, respectively, and 89% and 89% of Accounts Receivable at December 31, 2004 and 2003, respectively. A second customer accounted for 19% and 33% of total revenues in 2004 and 2003, respectively, and 5% and 10% of Accounts Receivable at December 31, 2004 and 2003, respectively. No other customers accounted for greater than 10% of total revenues in either 2004 or 2003.

12.  Subsequent Event

Effective September 12, 2005, the Company was sold to Accellent Corp.

Campbell Engineering, Inc.

Unaudited Balance Sheets

June 30, 2005 and December 31, 2004

	June 30, 2005	December 31, 2004
Current Assets:
Cash	$443,096	$395,022
Marketable securities	106,343	104,785
Accounts receivable, net of allowance for doubtful accounts of $55,176 and $2,846 at June 30, 2005 and December 31, 2004, respectively	1,916,011	1,840,032
Other receivables	12,441	10,993
Inventory	1,341,027	1,051,477
Prepaid expenses	8,000	20,961
Total Current Assets	3,826,918	3,423,270
Property and equipment, net	3,868,332	2,759,719
Total Assets	$7,695,250	$6,182,989
Current Liabilities:
Accounts payable	$270,797	$371,068
Accrued expenses	299,352	286,987
Other current liabilities	11,047	13,092
Current portion of notes payable	673,074	416,277
Current portion of capital lease obligations	46,028	44,783
Total Current Liabilities	1,300,298	1,132,207
Long-Term Liabilities:
Notes payable, net of current portion	1,442,588	981,017
Capital lease obligations, net of current portion	59,756	83,086
Total Long-Term Liabilities	1,502,344	1,064,103
Total Liabilities	2,802,642	2,196,310
Stockholders’ Equity:
Common stock, $1 par value; 1,000 shares authorized, issued and outstanding	1,000	1,000
Paid-in capital	10,000	10,000
Retained earnings	4,879,129	3,969,900
Accumulated other comprehensive income	2,479	5,779
Total Stockholders’ Equity	4,892,608	3,986,679
Total Liabilities and Stockholders’ Equity	$7,695,250	$6,182,989

The accompanying notes are an integral part of the financial statements.

Campbell Engineering, Inc.

Unaudited Statements of Income

For the six months ended June 30, 2005 and 2004

	2005	2004
Sales	$6,643,241	$5,014,398
Cost of goods sold	4,713,493	3,054,030
Gross Profit	1,929,748	1,960,368
General and administrative expenses	304,155	216,880
Income From Operations	1,625,593	1,743,488
Other Expenses:
Interest expense, net	57,466	17,854
Other expense	12,798	6,314
Total Other Expense	70,264	24,168
Net Income	$1,555,329	$1,719,320

The accompanying notes are an integral part of the financial statements.

Campbell Engineering, Inc.

Unaudited Statements of Changes in Stockholders’ Equity

For the six months ended June 30, 2005

	Common Stock Shares	Common Stock Amount	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance, January 1, 2005	1,000	$1,000	$10,000	$3,969,900	$5,779	$3,986,679
Comprehensive income:
Net income	—	—	—	1,555,329	—	1,555,329
Unrealized gain on marketable securities	—	—	—	—	(3,300)	(3,300)
Total comprehensive income	—	—	—	—	—	1,552,029
Distributions	—	—	—	(646,100)	—	(646,100)
Balance, June 30, 2005	1,000	$1,000	$10,000	$4,879,129	$2,479	$4,892,608

The accompanying notes are an integral part of the financial statements.

Campbell Engineering, Inc.

Unaudited Statements of Cash Flows

For the six months ended June 30, 2005 and 2004

	2005	2004
Cash Flows From Operating Activities:
Net Income	$1,555,329	$1,719,320
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation expense	279,676	160,274
Realized gain on sale of on investments	(4,209)	—
Loss on disposal of property and equipment	4,880	—
Provision for doubtful accounts	52,330	—
Change in:
Accounts receivable	(128,309)	(1,074,659)
Other receivables	(1,448)	(400)
Inventory	(289,550)	(29,684)
Prepaid expenses	12,961	792
Accounts payable	(100,271)	418,796
Accrued expenses	12,365	44,803
Other	(2,045)	61,355
Total adjustments	(163,620)	(418,723)
Net Cash Provided by Operating Activities	1,391,709	1,300,597
Cash Flows From Investing Activities:
Purchase of property and equipment	(1,405,169)	(909,854)
Proceeds from sale of property and equipment	12,000	2,187
Purchase of marketable securities	(56,208)	—
Proceeds from sale of marketable securities	55,559	—
Net Cash Used by Investing Activities	(1,393,818)	(907,667)
Cash Flows From Financing Activities:
Principal payments on notes payable	(492,712)	(189,931)
Proceeds from issuance of notes payable	1,211,080	432,960
Principal payments on capital lease obligations	(22,085)	(13,355)
Distributions	(646,100)	(443,000)
Net Cash Provided (Used) by Financing Activities	50,183	(213,326)
Net Increase in Cash	48,074	179,604
Cash, beginning of year	395,022	90,556
Cash, at end of period	$443,096	$270,160
Supplemental Information:
Cash paid for:
Interest	$61,005	$17,855
Supplemental Schedule of Noncash Investing and Financing Activities:
Unrealized Gain on marketable securities	$909	$—

The accompanying notes are an integral part of the financial statements.

Campbell Engineering, Inc.

Notes to Unaudited Financial Statements

June 30, 2005

1.             Summary of Significant Accounting Policies

Nature of Business—Campbell Engineering, Inc. (the Company) was incorporated in Alabama in 1979. The Company provides engineering, design, precision machining and assembly of aerospace hardware and commercial products. The Company maintains its offices in Huntsville, Alabama. The Company’s customers are located throughout the continental United States.

Marketable Securities—Available-for-sale securities are stated at fair value, and unrealized holding gains and losses are reported as a separate component of stockholders’ equity.

Accounts Receivable—Customers are typically commercial entities, the U.S. Government, various government agencies and subcontractors. Bad debts arising from contracts with commercial customers are estimated using the allowance method.

Inventory—Inventoried costs are stated at the lower of average cost or estimated net realizable value. Costs include actual production cost, allocable overhead factory administrative costs, initial tooling and other related non-recurring costs incurred to-date with revenue recognized on units delivered. All inventory is classified as work in process.

Property and equipment—Property and equipment are carried at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful life.

Expenditures for maintenance and repairs are charged to operations as incurred. Expenditures for renewals and betterments are capitalized and written off through depreciation and amortization charges. Property retired or sold is removed from the asset and related accumulated depreciation accounts, and any profit or loss resulting is reflected in the statement of income.

Leased equipment meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of leased equipment is included in depreciation.

Revenue Recognition—Revenue in which the Company produces units of a basic product in a continuous or sequential production process to the buyers’ specifications under valid purchase orders is recognized upon transfer of title of the product to the customer.

Amounts billed to customers for shipping and handling costs are included in sales in the statement of income with the associated costs included as a component of costs of goods sold.

Income Taxes—The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay corporate income taxes on its taxable income. Instead, the stockholders are liable for individual income taxes on their respective share of the Company’s taxable income.

Concentration of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company maintains cash in accounts with high quality, federally insured financial institutions. At times, the balances in these accounts may be in excess of federally insured limits. The Company also extends credit to its customers, including commercial entities and governmental agencies.

Use of Estimates—Management uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Significant estimates used in preparing these financial statements include those assumed in computing the allowance for doubtful accounts. It is at least reasonably possible that the significant estimates used will change within the next year.

Comprehensive Income—Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, governs the financial statement presentation of changes in stockholders’ equity resulting from non-owner sources. Accumulated other comprehensive income as reported in the accompanying balance sheet represents unrealized gains and losses on available for sale securities.

2.             Marketable Securities

The Company held the following marketable securities as of June 30, 2005 and December 31, 2004:

	June 30, 2005
	Amortized Cost	Gross Unrealized Gains	Fair Value
Corporate equity securities	$103,864	$2,479	$106,343
Total equity securities	$103,864	$2,479	$106,343

	December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Fair Value
Corporate equity securities	$99,006	$5,779	$104,785
Total equity securities	$99,006	$5,779	$104,785

3.             Accounts Receivable

Accounts receivable as of June 30, 2005 and December 31, 2004, are comprised of the following:

	June 30, 2005	December 31, 2004
Commercial Customers:
Amounts billed	$1,833,917	$1,745,918
U.S. Government:
Amounts billed	82,094	94,114
Total accounts receivable, net	$1,916,011	$1,840,032

4.             Property and Equipment

A summary of property and equipment as of June 30, 2005 and December 31, 2004, is as follows:

	June 30, 2005	December 31, 2004
Land	$70,250	$70,250
Building and improvements	634,491	634,491
Machinery and equipment	6,410,331	5,035,808
Furniture and fixtures	31,253	31,253
Other capital assets	68,277	68,277
	7,214,602	5,840,079
Less accumulated depreciation	3,346,270	3,080,360
Property and equipment, net	$3,868,332	$2,759,719

The capitalized cost of leased equipment as of June 30, 2005 and December 31, 2004 is $224,140. Amortization of capitalized lease equipment is computed on the straight-line basis over the shorter of the term of the lease or the estimated life of the equipment. Total accumulated amortization expense of capitalized lease equipment as of June 30, 2005 and December 31, 2004 is $98,457 and $79,382, respectively. Amortization expense of capital leases totaled $19,075 and $22,472 for the six months ended June 30, 2005 and year ended December 31, 2004, respectively.

5.             Line of Credit

The Company has an open revolving line-of-credit at a local financial institution that permits the Company to borrow up to $1,500,000 at June 30, 2005 and December 31, 2004. Interest is payable monthly at 6.25% and 5.25% at June 30, 2005 and December 31, 2004, respectively. The variable interest rate is based on LIBOR. The line is scheduled to expire on May 15, 2006. The outstanding balance was zero as of June 30, 2005 and December 31, 2004. The financial institution has a security interest in all of the Company’s business assets and a second lien on the Company’s main facilities. Up to $1,000,000 of the line is personally guaranteed by the Company’s president and secretary/treasurer.

6.             Notes Payable

Notes payable as of June 30, 2005 and December 31, 2004, consists of the following:

	June 30, 2005	December 31, 2004
Note payable to a local financial institution, requiring monthly payments of $9,430 including interest at a variable rate, which is based on the prime rate, of 6.46% at June 30, 2005. The note, maturing on April 15, 2008, has a security interest in equipment. The note was guaranteed by the president and secretary/tresurer of the Company.	$285,847	$—
Note payable to a local financial institution, requiring monthly payments of $3,429 including interest at a variable rate, which is based on the prime rate, of 5.25% at June 30, 2005. The note, maturing on June 30, 2007, has a security interest in a piece of equipment and was paid in full during 2005.	—	103,388
Note payable to a local financial institution, requiring monthly payments of $5,940 including interest at a fixed rate of 6.46% at June 30, 2005. The note, maturing on February 22, 2009, has a security interest in equipment. The note was guaranteed by the president and secretary/tresurer of the Company.	231,559	—
Note payable to a local financial institution, requiring monthly payments of $11,116 including interest at a variable rate, which is based on the prime rate, of 6.25% and 5.25% at June 30, 2005 and December 31, 2004. The note, maturing on October 5, 2007, has a security interest in equipment.	285,097	353,366
Note payable to a local financial institution, requiring monthly payments of $6,155 including interest at a fixed rate of 6.8% at June 30, 2005. The note, maturing on April 18, 2009, has a security interest in equipment.	248,015	—
Note payable to a local financial institution, requiring monthly payments of $14,115 including interest at a fixed rate of 5.98% at June 30, 2005 and December 31, 2004. The note, maturing on December 20, 2008, has a security interest in a building and property and equipment. The note was guaranteed by the president and secretary/tresurer of the Company.	520,886	600,000
Note payable to a local financial institution, requiring monthly payments of $9,335 including interest at a fixed rate of 6.24% at June 30, 2005. The note, maturing on January 20, 2009, has a security interest in equipment.	366,006	—
Note payable to a local financial institution, requiring monthly payments of $11,603 including interest at a variable rate, which is based on the prime rate, of 5.25% at June 30, 2005. The note, maturing on July 15, 2007, has a security interest in equipment. The note was guaranteed by the president and secretary/tresurer of the Company.	178,252	340,540
Total notes payable	2,115,662	1,397,294
Less: current portion of notes payable	673,074	416,277
Notes payable, net of current portion	$1,442,588	$981,017

Annual maturities of notes payable at June 30, 2005 are as follows:

2006	$673,074
2007	698,488
2008	507,845
2009	236,255
$2,115,662

At June 30, 2005 and December 31, 2004, the fair values of these borrowings approximated their carrying values based on the variable nature of the interest rates.

7.             Capital Lease Obligations

The Company leases certain office equipment and manufacturing machinery under long-term lease agreements. Capital lease obligations as of June 30, 2005 and December 31, 2004, consists of the following:

	June 30, 2005	December 31, 2004

Capital lease obligation, requiring monthly payments of $2,553, including interest at a rate of 6.9% per annum.	$61,282	$76,603
Capital lease obligation, requiring monthly payments of $627, including interest at a rate of 4.0% per annum.	26,354	30,119
Capital lease obligation, requiring monthly payments of $778, including interest at a rate of 0.1% per annum.	21,004	25,672
Capital lease obligation, requiring monthly payments of $235, including interest at a rate of 13.0% per annum.	3,532	4,944
Total capital lease obligations, including interest	112,172	137,338
Less: amount representing interest	6,388	9,469
Total capital lease obligations	105,784	127,869
Less: current portion of capital lease obligations	46,028	44,783
Capital lease obligations, net of current portion	$59,756	$83,086

Future minimum lease payments under the capital lease obligations at June 30, 2005 are as follows:

2006	$50,331
2007	48,212
2008	9,863
2009	3,766
Total minimum lease payments	112,172
Less: amount representing interest	6,388
Capital lease obligations	$105,784

8.             Operating Leases

Total rent expense under operating lease agreements, including lease agreements with expiration dates of less than one year, for the six months ended June 30, 2005 and 2004 was $48,717 and $62,877, respectively.

9.             Profit Sharing Plan

The Company has established a 401(k) profit sharing plan, for all eligible employees. The plan provides for employee contributions ranging from 0% to 10% of their earnings. Employer contributions to the plan are made on a discretionary basis and employees become fully vested after 5 years of service. The Company had a total of $19,584 and $5,155 related to contribution and plan expenses for the six months ended June 30, 2005 and 2004, respectively.

10.          Related Party Transactions

The Company leases an office building from a stockholder of the Company. Lease expense for the building was $48,000 for the six months ended June 30, 2005 and 2004.

11.          Concentration of Credit Risk and Major Customer

One customer accounted for 78% and 75% of total revenues for the six months ended June 30, 2005 and 2004, respectively, and 80% and 89% of Accounts Receivable at June 30, 2005 and December 31, 2004, respectively. A second customer accounted for 12% and 20% of total revenues for the six months ended June 30, 2005 and 2004, respectively, and 4% and 5% of Accounts Receivable at June 30, 2005 and December 31, 2004, respectively. No other customers accounted for greater than 10% of total revenues in either the six month period ended June 30, 2005 and 2004.

12.          Subsequent Event

Effective September 12, 2005, the Company was sold to Accellent Corp.

Exhibit 99.2

James A. Lenahan, III, CPA J. Anthony Smith, CPA Charles J. Bargiachi, MS Tax, CPA
Certified Public Accountants	1080 Brookfield Road
Memphis, TN 38119
(901) 684-1100
FAX (901) 763-0005

Independent Auditors’ Report

To the Members

Machining Technology Group, LLC

Arlington, Tennessee

We have audited the accompanying balance sheets of Machining Technology Group, LLC as of December 31, 2004 and 2003, and the related statements of operations, members’ capital, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Machining Technology Group, LLC as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

Lenahan, Smith & Bargiachi, P.C.
Memphis, Tennessee
September 22, 2005

i

MACHINING TECHNOLOGY GROUP, LLC

Balance Sheets

	December 31,
	2004	2003
Assets
Current Assets
Cash and cash equivalents	$819,013	$2,212
Accounts receivable—trade	529,945	709,274
Accounts receivable—fixed asset sale	30,780	—
Inventories	475,133	516,190
Prepaid expenses	140,869	73,673
Prepaid state taxes	983	—
	1,996,723	1,301,349
Property and Equipment, net	4,393,964	3,044,108
Other Assets
Deferred tax asset	73,271	—
Total Assets	$6,463,958	$4,345,457
Liabilities and Members’ Capital
Current Liabilities
Current portion of long-term debt	$329,789	$175,969
Customer deposits	102,843	45,949
Accounts payable	264,405	377,876
Accrued vacation & payroll	90,912	17,741
Accrued profit sharing expense	84,794	120,000
Accrued state taxes	—	6,275
	872,743	743,810
Long-Term Debt, less current maturities	1,241,491	627,857
Deferred Income Taxes	80,213	15,996
Members’ Capital	4,269,511	2,957,794
Total Liabilities and Members’ Capital	$6,463,958	$4,345,457

See notes to financial statements and accountants’ report.

1

MACHINING TECHNOLOGY GROUP, LLC

Statements of Operations

	For Years Ended December 31,
	2004	2003
Product Sales (net of discounts)	$11,321,689	$8,444,178
Cost of Sales	5,923,825	4,053,733
Gross Profit	5,397,864	4,390,445
General and Administrative Expenses	850,729	636,741
Income/(loss) from operations	4,547,135	3,753,704
Other Income/(Expense)
Interest expense	(41,060)	(29,357)
Interest income	2,022	—
Gain on sale of equipment	26,742	—
Total other income/(expense)	(12,296)	(29,357)
Income before income taxes	4,534,839	3,724,347
Income tax benefit (expense)
State tax benefit (expense)	12,556	(5,321)
Deferred state tax benefit (expense)	9,054	(15,996)
Total income tax benefit (expense)	21,610	(21,317)
Net Income	$4,556,449	$3,703,030

See notes to financial statements and accountants’ report.

2

MACHINING TECHNOLOGY GROUP, LLC

Statements of Members’ Capital

	For Years Ended December 31,
	2004	2003
Members’ Capital—Beginning of Year	$2,957,794	$1,679,622
Net Income for the Year	4,556,449	3,703,030
Capital Account Distributions	(3,244,732)	(2,424,858)
Members’ Capital—End of Year	$4,269,511	$2,957,794

See notes to financial statements and accountants’ report.

3

MACHINING TECHNOLOGY GROUP, LLC

Statements of Cash Flows

	For Years Ended December 31,
	2004	2003
Cash flows from operating activities:
Net Income	$4,556,449	$3,703,030
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization of equipment	441,518	297,570
(Increase)/decrease in accounts receivable	179,331	(436,710)
(Increase)/decrease in inventory	41,057	(337,928)
(Increase)/decrease in prepaid expenses	(67,196)	(73,673)
Increase/(decrease) in accounts payable	(113,471)	265,856
Increase/(decrease) in other payables	56,894	(142,963)
Increase/(decrease) in accrued vacation	73,171	17,741
Increase/(decrease) in accrued profit sharing contribution	(35,206)	60,000
Increase/(decrease) in accrued taxes	(7,258)	1,396
Increase/(decrease) in deferred tax liability	64,217	15,996
Increase/(decrease) in deferred tax asset	(73,271)	—
Increase in gain on sale of equipment	(26,742)	—

Net cash provided by operating activities	5,089,493	3,370,315

Cash flows from investing activities:

Capital expenditures	(1,870,832)	(1,470,798)
Sale of equipment	75,420	—

Net cash (used in) investing activities	(1,795,412)	(1,470,798)

Cash flows from financing activities:
Proceeds from long term-debt	1,010,228	683,717
Principal payments on long-term debt	(242,776)	(147,937)
Distributions of member capital	(3,244,732)	(2,424,858)

Net cash (used in) financing activities	(2,477,280)	(1,889,078)

Net Increase/(Decrease) in Cash	816,801	10,439

Cash at beginning of year	2,212	(8,227)
Cash at end of year	$819,013	$2,212

See notes to financial statements and accountants’ report.

4

MACHINING TECHNOLOGY GROUP, LLC

Notes to Financial Statements

For the Years Ended December 31, 2004 and 2003

Note 1—Summary of significant accounting policies

Nature of operations

The Company, located in Arlington, Tennessee, was established in 1998. The Company manufactures surgical tools and implants used in the medical industry which are sold to customers located in the United States.

Term

This limited liability company shall dissolve and its affairs wound up in accordance with the Act and the Company Agreement on December 31, 2025, unless the term shall be extended by Amendment to the Company Agreement and the Articles of Organization.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates.

Revenue Recognition

The Company records revenue in compliance with SAB 104, which requires that the following criteria are met: (a) persuasive evidence of an arrangement exists, (b) delivery has occurred or services have been rendered, (c) the price from the buyer is fixed or determinable, and (d) collectibility is probable. The Company records revenue based on written arrangements or purchase orders with customers, and upon transfer of title of the product or rendering of the service.

Amounts billed for shipping and handling fees are classified as sales in the income statement. Costs incurred for shipping and handling are classified as cost of sales.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash in bank.

Inventories

Inventories are stated at lower of cost or market (on first in, first out basis) and include the cost of materials, labor, and manufacturing overhead.

Property, Plant, and Equipment

Property, plant, and equipment are carried at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures which significantly increase value or extend useful lives are capitalized and replaced properties are retired. Depreciation is calculated principally by the use of straight-line method over the estimated useful lives of depreciable assets. Accelerated methods are used for tax purposes. Amortization of leasehold improvements is calculated by use of the straight-line method over the estimated useful life. Plant equipment and machinery are depreciated over an estimated useful life of 5 to 10 years. Leasehold improvements are depreciated over an estimated useful life of 5 to 40 years, computers and software over an estimated useful life of 3 to 5 years,

5

vehicles over an estimated useful life of 3 years, and office furniture and fixtures over an estimated useful life of 7 years. Depreciation expense for the years ended December 31, 2004 and 2003 was $441,518 and $297,570, respectively. Federal tax depreciation for the years ended December 31, 2004 and 2003 was $1,527,101 and $970,853.

Income Taxes

The accompanying financial statements do not include a provision or liability for federal income taxes because the Company is taxed as a partnership and the members are taxed individually on their share of company earnings. Net state income tax benefit for 2004 was $12,556, and net state tax expense for 2003 was $5,321.  Net deferred state tax benefit was $9,054 for 2004, and net deferred state tax expense for 2003 was $15,996.

Deferred tax liabilities were the result of a book and state tax depreciation difference and a change in certain accrued expenses. Deferred tax assets were the result of state tax credits. The availability of these credits upon transfer of company ownership is not known.

Tennessee Industrial Machinery Tax Credits and Jobs Tax Credits resulted in a reduction of state taxes in the amount of $29,934 for 2004 and $27,000 for 2003. Amounts reported on the financial statements are net of these credits. Below is a schedule of tax credits available for carryover:

	Jobs Tax Credit	Industrial Machinery Credit
Beginning balance	$60,017	$-0	-
2004 credit increases	26,000	17,188
2004 benefit	(15,284)	(14,650)
Carryover to 2005	$70,733	$2,538

Of the $70,733 of Jobs Tax Credits, $44,733 will expire in December 2017 and $26,000 will expire in December 2019. The Industrial Machinery Tax Credit will expire in December 2019.

Compensated absences

The Company has accrued a liability for compensated absences. Employees of the Company are entitled to paid vacation and paid sick days depending on length of service. The Company’s policy is to recognize the cost of compensated absences at the end of each period.

Accounts Receivable

Based on historical collections, the Company does not believe an allowance for doubtful accounts is necessary.

Fair Value of Financial Instruments

The fair value of the Company’s financial instruments, comprised of cash, accounts receivable, accounts and notes payable, approximates recorded value.

6

Note 2—Related party transactions

The Company leases its facilities from a related company, GT Management, LLC. There is no lease agreement but rents are paid monthly. Rent expense paid to GT Management, LLC for the years ended December 31, 2004 and 2003 is $170,000 and $165,483, respectively.

Note 3—Profit sharing plan

The Company has an established salary deferral plan (401k) and profit sharing plan. For 2004, the company matched employee 401(k) withholding in the amount of $35,206. The Company also accrued a profit sharing expense of $84,794. Total expenses for the 401(k) match and profit sharing expense were $120,000 for 2004. The profit sharing plan contribution is made at the discretion of management. For 2003 there was no employer match available under the salary deferral plan but the Company did contribute to the profit sharing plan. Profit sharing plan expense for 2003 was $120,000.

Note 4—Operating Leases

The Company leases some of its machinery and equipment for various terms under long-term, non-cancelable operating lease agreements. The leases expire at various dates through 2006 and provide for renewal and purchase options at the fair market renewal value on a month to month basis.

Lease expense totaled $123,066 for the year ended December 31, 2004 and $86,244 for the year ended December 31, 2003. The following is a schedule by year of future minimum rental payments required under the operating lease agreements:

Year Ending December 31,	Amount
2005	$103,829
2006	59,945
2007	16,351
Thereafter	18,262
$198,387

Note 5—Capital Leases

The Company leases certain machinery and equipment under agreements that are classified as capital leases. The cost of equipment under capital leases is included in the Balance Sheet as property, plant, and equipment and was $178,500 at December 31, 2004. Accumulated amortization of the leased equipment at December 31, 2004 was $98,787 and $85,116 at December 31, 2003. Amortization of assets under capital leases is included in depreciation expense.

The final capital lease was paid in full in April 2004, therefore there are no minimum lease payment obligations.

Note 6—Major customers and concentrations of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. A significant portion of the Company’s customer base is comprised of

7

companies within the medical industry. The Company does not require collateral from its customers. For the year ended December 31, 2004, sales to one major customer amounted to approximately 82% of net sales. For the year ended December 31, 2003, sales to one major customer amounted to approximately 94% of net sales. Sales to this customer were comprised of different products shipped to different locations. The loss of this customer would most likely have a negative impact on the Company’s results of operations.

Five major customers accounted for 36%, 22%, 15%, 11% and 10% of accounts receivable net of customer deposits for the year ended December 31, 2004. For the year ended December 31, 2003, one major customer accounted for 98% of accounts receivable net of customer deposits.

The Company maintains its cash in bank in excess of the federally insured limits at times throughout the year.

Note 7—Inventories

Inventories consisted of the following at December 31,:

	2004	2003
Raw materials	$67,615	$103,196
Work in process	350,466	399,016
Finished goods	57,052	13,978
Total inventory	$475,133	$516,190

Note 8—Short-term and long-term debt obligations

Long-term debt at December 31, 2004 and 2003 consisted of the following:

	2004	2003
Note payable to vendor in monthly installments of $1,104, non-interest bearing, due in November 2004, secured by vehicle	$—	$11,041
Note payable to bank in monthly installments of $916, including interest at 6.5%, due April 2004, secured by machinery	—	4,505
Note payable to bank in monthly installments of $4,704, including interest at 6%, due in December 2006, secured by machinery	106,044	154,430
Note payable to bank in monthly installments of $11,120, including interest at 5.95%, due in January 2010, secured by machinery	573,228	—
Note payable to bank in monthly installments of $7,421, including interest at 5.6%, due in October 2009, secured by machinery	370,195	—
Note payable to bank in monthly installments of $774, non-interest bearing, due in May 2008, secured by vehicle	31,718	41,002
Note payable to bank in monthly installments of $3,815, including interest at 4.5%, due in August 2007, secured by machinery	298,197	329,782
Note payable to bank in monthly installments of $6,786, including interest at 4.45%, due in June 2007, secured by machinery	191,898	263,066
Total debt	1,571,280	803,826
Less: current portion	(329,789)	(175,969)
Long-term debt, less current portion	$1,241,491	$627,857

8

Future maturities of long term debt are as follows as of December 31, 2004:

2005	$329,789
2006	352,316
2007	471,939
2008	207,672
2009	200,174
Thereafter	9,390
$1,571,280

Note 9—Line of credit

The Company has a demand bank line of credit totaling $400,000, including letters of credit, under which the Company may borrow on an unsecured basis at the bank’s prime rate. There were no amounts outstanding under this line of credit at December 31, 2004 and 2003.

Note 10—Supplementary Disclosures of Statement of Cash Flows

Cash paid during the year for:

	December 31,
	2004	2003
Income taxes—net of refunds	$18,916	$12,879
Interest	$41,060	$29,357

9

MACHINING TECHNOLOGY GROUP, LLC

Unaudited Balance Sheets

	December 31, 2004	June 30, 2005

Assets

Current Assets
Cash and cash equivalents	$819,013	$372,490
Accounts receivable - trade	529,945	2,131,563
Accounts receivable - fixed asset sale	30,780	—
Inventories	475,133	484,795
Prepaid expenses	140,869	68,216
Prepaid state taxes	983	—
	1,996,723	3,057,064

Property and Equipment, net	4,393,964	6,645,269

Other Assets
Deferred tax asset	73,271	79,369

Total Assets	$6,463,958	$9,781,702

Liabilities and Members’ Capital

Current Liabilities
Current portion of long-term debt	$329,789	$527,259
Customer deposits	102,843	370,483
Accounts payable	264,405	431,391
Accrued vacation & payroll	90,912	192,108
Accrued profit sharing expense	84,794	—
Accrued expenses	—	31,587
Accrued state taxes	—	7,781
Line of credit - First Tennessee Bank	—	250,000

	872,743	1,810,609

Long-Term Debt, less current maturities	1,241,491	1,384,535

Deferred Income Taxes	80,213	99,980

Minority Interest	—	1,459,241

Members’ Capital	4,269,511	5,027,337

Total Liabilities and Members’ Capital	$6,463,958	$9,781,702

See notes to financial statements.

10

MACHINING TECHNOLOGY GROUP, LLC

Unaudited Statements of Operations

	Six Months Ended June 30,
	2005	2004

Product Sales (net of discounts)	$6,789,060	$5,923,465

Cost of Sales	3,686,901	2,811,800

Gross Profit	3,102,159	3,111,665

General and Administrative Expenses	501,363	355,568

Income/(loss) from operations	2,600,796	2,756,097

Other Income/(Expense)
Minority interest	(36,285)	—
Interest expense	(55,479)	(17,451)
Interest income	750	115

Total other income/(expense)	(91,014)	(17,336)

Income before income taxes	2,509,782	2,738,761

Income tax benefit (expense)
State tax benefit (expense)	6,098	(7,615)
Deferred state tax benefit (expense)	(15,324)	9,570

Total income tax benefit (expense)	(9,226)	1,955

Net Income	$2,500,556	$2,740,716

See notes to financial statements.

11

MACHINING TECHNOLOGY GROUP, LLC

Unaudited Statements of Members’ Capital

	Six Months Ended June 30,
	2005	2004

Members’ Capital - Beginning of Period	$4,269,512	$2,957,794

Capital Account Adjustment	(15,668)	—

Net Income for the Year	2,500,556	2,740,716

Capital Account Distributions	(1,727,063)	(1,949,781)

Members’ Capital - End of Period	$5,027,337	$3,748,729

See notes to financial statements.

12

MACHINING TECHNOLOGY GROUP, LLC

Unaudited Statements of Cash Flows

	Six Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Net Income	$2,500,556	$2,740,716
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization of equipment	375,223	203,572
(Increase)/decrease in accounts receivable	(1,600,637)	(167,093)
(Increase)/decrease in inventory	(9,663)	(135,990)
(Increase)/decrease in prepaid expenses	72,653	60,108
Increase/(decrease) in accounts payable	174,861	(68,247)
Increase/(decrease) in other payables	291,353	22,376
Increase/decrease) in accrued vacation & payroll	101,196	185,163
Increase/(decrease) in accrued profit sharing contribution	(84,794)	(120,000)
Increase/(decrease) in accrued taxes	7,781	(10,506)
Increase/(decrease) in deferred tax liability	19,767	54,059
(Increased)/decrease in deferred tax asset	(6,098)	(63,629)
Minority interest	36,285	—

Net cash provided by operating activities	1,878,483	2,700,529

Cash flows from investing activities:
Capital expenditures	(1,885,644)	(240,275)
Sale of equipment	30,780	—

Net cash (used in) investing activities	(1,854,864)	(240,275)

Cash flows from financing activities:
Advances from line of credit	250,000	—
Proceeds from long-term debt	297,860	—
Principal payments on long-term debt	(230,059)	(81,713)
Distributions of member capital	(1,727,063)	(1,949,780)
Contributions of member capital	927,064	—

Net cash (used in) financing activities	(482,198)	(2,031,493)

Net Increase/(Decrease) in Cash	(458,579)	428,761

Cash at beginning of period	831,069	2,212

Cash at end of period	$372,490	$430,973

See notes to financial statements.

13

MACHINING TECHNOLOGY GROUP, LLC

Notes to June 30, 2005 Unaudited Financial Statements

Note 1—Summary of significant accounting policies

Principles of Consolidation

The financial statements of Machining Technology Group, LLC and GT Management, LLC are combined for June 30, 2005.  All significant intercompany accounts and transactions have been eliminated in the combination.

Variable Interest Entities

Financial Accounting Standards Board Interpretation No 46 (FIN 46) (Revised December 2003), Consolidation of Variable Interest Entities, requires that if an enterprise is the primary beneficiary of a variable interest entity, the assets, liabilities, and results of operations of the variable interest entity should be included in the consolidated financial statements of the enterprise.  The Company leases its building and land from GT Management, LLC.  The Company believes it is the primary beneficiary and that the lessor is a variable interest entity.  Under FIN 46, the lessor is required to be consolidated in the Company’s balance sheet as of January 1, 2005.  The building and land will be recorded as an asset and the related debt will be recorded as a liability in the Company’s balance sheet.  The impact of the Company’s future statement of operations will be increased depreciation and interest expense, which will be partially offset by decreased rent expense.  The members’ capital of GT Management, LLC is reflected on the Company’s balance sheet as a minority interest.  The cost of the buildings and associated land at January 1, 2005 was $678,556 and the related debt was $160,755.  As of the balance sheet date of June 30, 2005, the cost of the buildings, land, and expansions was $1,652,226 and related debt was $136,695.  Accumulated depreciation was $51,797 and $33,965 at June 30, 2005 and December 31, 2004 respectively.

Nature of Operations

The Company, located in Arlington, Tennessee, was established in 1998.  The Company manufactures surgical tools and implants used in the medical industry which are sold to customers located in the United States.

Term

This limited liability company shall dissolve and its affairs wound up in accordance with the Act and the Company Agreement on December 31, 2025, unless the term shall be extended by Amendment to the Company Agreement and the Articles of Organization.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Actual results could differ from those estimates.

14

Revenue Recognition

The Company records revenue in compliance with SAB 104, which requires that the following criteria are met: (a) persuasive evidence of an arrangement exists, (b) delivery has occurred or services have been rendered, (c) the price from the buyer is fixed or determinable, and (d) collectibility is probable.  The Company records revenue based on written arrangements or purchase orders with customers, and upon transfer of title of the product or rendering of the service.

Amounts billed for shipping and handling fees are classified as sales in the income statement.  Costs incurred for shipping and handling are classified as cost of sales.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash in bank.

Inventories

Inventories are stated at lower of cost or market (on first in, first out basis) and include the cost of materials, labor, and manufacturing overhead for balance sheet date December 31, 2004.  Interim statements are valued at an average hourly rate of WIP hours based on historical rates for June 30, 2005.

Property, Plant, and Equipment

Property, plant, and equipment are carried at cost.  Expenditures for maintenance and repairs are charged to expense as incurred.  Expenditures which significantly increase value or extend useful lives are capitalized and replaced properties are retired.  Depreciation is calculated principally by the use of the straight-line method over the estimated useful lives of depreciable assets.  Accelerated methods are used for tax purposes.  Amortization of leasehold improvements is calculated by use of the straight-line method over the estimated useful life.  Plant equipment and machinery are depreciated over an estimated useful life of 5 to 10 years.  Leasehold improvements are depreciated over an estimated useful life of 5 to 40 years, computers and software over an estimated useful life of 3 to 5 years, vehicles over an estimated useful life of 3 years, and office furniture and fixtures over an estimated useful life of 7 years.

Income Taxes

The accompanying financial statements do not include a provision or liability for federal income taxes because the Company is taxed as a partnership and the members are taxed individually on their share of company earnings.

15

Deferred tax liabilities were the result of a book and state tax depreciation difference and a change in certain accrued expenses.  Deferred tax assets were the result of state tax credits.  The availability of these credits upon transfer of company ownership is not known.

Tennessee Industrial Machinery Tax Credits and Jobs Tax Credits resulted in a reduction of state taxes in the amount of $29,934 for 2004 and $5,119 for the six months ended June 30, 2005.  Amounts reported on the financial statements are net of these credits.  Below is a schedule of tax credits available for carryover.

Due to the current tax laws for limited liability companies in Tennessee there is some doubt as to whether the Company will incur the deferred excise tax liability of $99,980 recorded on the balance sheet.  If not for the sale of the company, this liability would not be recorded.

	Jobs Tax Credit	Industrial Machinery Credit

Beginning balance	$60,017	$-0-

2004 credit increases	26,000	17,188

2004 benefit	(15,284)	(14,650)

Carryover to 2005	$70,733	$2,538

1/1/05 thru 6/30/05 credit increases	-0-	4,639

Current period benefit	(5,119)	-0-

Carryover to balance of 2005 year	$65,614	$7,177

Of the $65,614 of Jobs Tax Credits, $39,614 will expire in December 2017 and $26,000 will expire in December 2019.  The Industrial Machinery Tax Credit of $2,538 will expire in December 2019 and the balance of $4,639 will expire in December 2020.

Compensated Absences

The Company has accrued a liability for compensated absences.  Employees of the Company are entitled to paid vacation and paid sick days depending on length of service.  The Company’s policy is to recognize the cost of compensated absences at the end of each period.

16

Accounts Receivable

Based on historical collections, the Company does not believe an allowance for doubtful accounts is necessary.

Fair Value of Financial Instruments

The fair value of the Company’s financial instruments, comprised of cash, accounts receivable, accounts and notes payable, approximates recorded value.

Note 2—Related party transactions

The Company leases its facilities from a related company, GT Management LLC.  There is no lease agreement but rents are paid monthly.

Note 3—Profit sharing plan

The Company has an established salary deferral plan (401k) and profit sharing plan.  The profit sharing plan contribution is made at the discretion of management.

Note 4—Capital Leases

The Company leases certain machinery and equipment under agreements that are classified as capital leases.  The cost of equipment under capital leases is included in the Balance Sheet as property, plant, and equipment and was $178,500 at December 31, 2004 and $501,000 at June 30, 2005.  Accumulated amortization of the leased equipment at December 31, 2004 was $98,787 and $366,169 at June 30, 2005.

The future minimum lease payments required under the capital leases as of June 30, 2005, are as follows:

For the Twelve
Months Ending
June 30,	Amount
2006	$70,586
2007	6,574
Thereafter	-0-
$77,160

The two remaining capital leases will be paid in full in August 2006, therefore the total minimum lease payments are all current obligations and any reduction to reduce net minimum lease payments to present value would not be material.

17

Note 5—Major customers and concentrations of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable.  A significant portion of the Company’s customer base is comprised of companies within the medical industry.  The Company does not require collateral from its customers.  Five major customers accounted for 36%, 22%, 15%, 11% and 10% of accounts receivable net of customer deposits for the year ended December 31, 2004.  One major customer accounted for 91% of accounts receivable net of customer deposits for the period ended June 30, 2005.  The loss of any one of these customers would most likely have a negative short-term impact on the Company’s results of operations.

The Company maintains its cash in bank in excess of the federally insured limits at times throughout the year.

Note 6—Inventories

Inventories of the Company consisted of the following at:

	December 31, 2004	June 30, 2005
Raw materials	$67,615	$73,774
Work in process	350,466	319,405
Finished goods	57,052	91,616

Total inventory	$475,133	$484,795

Note 7—Short-term and long-term debt obligations

Long-term debt at December 31, 2004 and June 30, 2005 consisted of the following:

	December 31, 2004	June 30, 2005
Note payable to bank in monthly installments of $4,704, including interest at 6%, due in December 2006, secured by machinery	$106,044	$80,728

Note payable to bank in monthly installments of $11,120, including interest at 5.95%, due in January 2010, secured by machinery	573,228	524,486

18

	December 31, 2004	June 30, 2005

Note payable to bank in monthly installments of $7,421, including interest at 5.6%, due in October 2009, secured by machinery	370,195	335,503

Note payable to bank in monthly installments of $774, non-interest bearing, due in May 2008, secured by vehicle	31,718	27,077

Note payable to bank in monthly installments of $3,815, including interest at 4.5%, due in August 2007, secured by machinery	298,197	282,140

Note payable to bank in monthly installments of $6,786, including interest at 4.45%, due in June 2007, secured by machinery	191,898	155,111

Note payable to bank in monthly installments of $4,692, including interest at 7.4%, due in March 2008, secured by real estate	—	136,694

Note payable to bank in monthly installments of $4,964, non interest bearing, due in May 2010, secured by machinery	—	292,896

Note payable to bank in monthly installments of $3,340, including interest at 12.78%, due in August 2006, secured by machinery	—	43,222

Note payable to bank in monthly installments of $3,128, including interest at 2.79%, due in May 2006, secured by machinery	—	33,937

Total debt	1,571,280	1,911,794

Less: current portion	(329,789)	(527,259)

Long-term debt, less current portion	$1,241,491	$1,384,535

19

Future maturities of long-term debt are as follows as of June 30, 2005:
Through 12 month periods ended June 30:

$527,259
2006	456,728
2007	517,223
2008	270,382
2009	140,202
Thereafter	-0-
$1,911,794

Note 8—Line of credit

The Company has a demand bank line of credit totaling $400,000 at December 31, 2004 and $750,000 at June 30, 2005, including letters of credit, under which the Company may borrow on an unsecured basis at the bank’s prime rate.  There were no amounts outstanding under this line of credit at December 31, 2004 and $250,000 outstanding at June 30, 2005.

20

Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements contain unaudited historical financial data for the twelve month period ended December 31, 2004 and the six month period ended June 30, 2005 derived from our, Campbell Engineering, Inc.’s (“Campbell”) and Machining Technology Group, LLC’s (“MTG”) audited and unaudited consolidated financial statements and, in the case of the 2004 historical financial data, from MedSource Technologies, Inc.’s (“MedSource”) unaudited consolidated financial statements.  We consummated the MedSource acquisition on June 30, 2004 and, as a result, the assets and liabilities of MedSource are recorded on our balance sheet as of the date of the MedSource acquisition and the results of operations of MedSource for June 30, 2004 are included in our results for that day and each day thereafter.  We consummated the Campbell acquisition on September 12, 2005, and the MTG acquisition on October 6, 2005.  As a result, the assets and liabilities of Campbell and MTG are not recorded on our balance sheet at June 30, 2005.  The results of operations of Campbell and MTG will be reflected in our results for the day of the acquisition and each day thereafter.  The unaudited pro forma condensed consolidated statements of operations for the twelve month period ended December 31, 2004 and the six month period ended June 30, 2005 give effect to the MedSource, Campbell and MTG acquisitions as if they had occurred on January 1, 2004.  The summary unaudited pro forma condensed consolidated balance sheet data at June 30, 2005 give effect to the Campbell and MTG acquisitions as if they had occurred on June 30, 2005.

The Campbell and MTG acquisitions include the following transactions:

•                  the acquisition of Campbell for approximately $18.2 million in cash;

•                  the acquisition of MTG for approximately $50.2 million, paid in cash of $34.0 million and shares of Class A Convertible Preferred stock of our parent of $16.2 million; and

•                  additional borrowings of $42.0 million under our senior secured credit facility, which include additional terms loans of $12.5 million and revolving of credit facility borrowings of $29.5 million.

1

The transactions related to the MedSource acquisition that impact the unaudited pro forma condensed consolidated financial statements include the following:

•                  the acquisition of MedSource for $204.9 million in cash (net of $14.3 million of cash acquired);

•                  the payment in cash of MedSource’s indebtedness and accrued interest of $37.0 million;

•                  the payment in cash of our old senior secured credit facility, our old senior subordinated indebtedness, parent’s senior indebtedness, and accrued interest of $154.1 million;

•                  the borrowings under our new senior secured credit facility of $194.0 million;

•                  the offering of our 10% senior subordinated notes due July 15, 2012, which generated $175.0 million in cash; and

•                  the payment of fees in connection with our new senior secured credit facility and senior subordinated notes which will be amortized to interest expense over the life of each respective instrument.

The unaudited pro forma condensed consolidated financial statements account for the MedSource, Campbell and MTG acquisitions using the purchase method of accounting, which requires that we adjust their assets and liabilities to their fair values.  The valuations of Campbell and MTG are based upon available information and certain assumptions that we believe are reasonable.  The total purchase price for Campbell and MTG was allocated to our net assets based on preliminary estimates of fair value.  The final purchase price allocation will be based on a formal valuation analysis and may include adjustments to the amounts shown here.  A final valuation is in process.  The result of the final allocation could be materially different from the preliminary allocation set forth in the unaudited pro forma condensed consolidated financial statements.

The audited and unaudited financial statements from which these pro forma financial statements are derived that are not included in this filing are included in periodic reports previously filed by the Company or MedSource (prior to our acquisition of MedSource) with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K filed for its fiscal year ended December 31, 2004, and quarterly report on Form 10-Q filed for its second completed fiscal quarter.  These reports can be found and reviewed at the Securities and Exchange Commission’s website at http://www.sec.gov.

The unaudited pro forma condensed consolidated financial statements are intended for informational purposes only and do not purport to present our actual financial position or the results of operations that actually would have occurred or that may be obtained in the future if the transactions described had occurred as presented.  In addition, future results may vary significantly from the results reflected in such statements due to certain factors beyond our control.

2

ACCELLENT CORP.

Unaudited Pro Forma Condensed Consolidated Statement Of Operations

Twelve Months Ended December 2004

(in thousands)

	Accellent twelve months ended December 31, 2004	MedSource interim period ended June 29, 2004	Campbell twelve months ended December 31, 2004	MTG twelve months ended December 31, 2004	Eliminations(a)	Transactions		Pro Forma twelve months ended December 31, 2004
Net Sales	$320,169	$94,301	$10,899	$11,322	$(527)	$—		$436,164
Cost of sales	234,396	71,612	7,037	5,924	(527)	2	(b)	318,444
Gross profit	85,773	22,689	3,862	5,398	—	(2)		117,720
Selling, general and administrative expense	45,912	15,024	482	851	—	333	(b)	62,602
Research and development expense	2,668	181	—	—	—	—		2,849
Restructuring and other charges	3,600	2,334	—	—	—	—		5,934
Amortization of intangibles	5,539	60	—	—	—	2,035	(c)	7,634
Income (loss) from operations	28,054	5,090	3,380	4,547	—	(2,370)		38,701
Other income (expense):
Interest expense, net	(26,879)	(1,278)	(41)	(39)	—	(3,864	)(d)	(32,101)
Other	(3,312)	71	(25)	27	—	3,295	(e)	56
Total other income (expense)	(30,191)	(1,207)	(66)	(12)	—	(569)		(32,045)
Income (loss) before income taxes	(2,137)	3,883	3,314	4,535	—	(2,939)		6,656
Income tax expense (benefit)	3,483	243	—	(22)	—	215	(f)	3,919
Net income (loss)	$(5,620)	$3,640	$3,314	$4,557	$—	$(3,154)		$2,737

See accompanying notes to unaudited pro forma condensed consolidated statements of operations.

3

ACCELLENT CORP.

Unaudited Pro Forma Condensed Consolidated Statement Of Operations

Six Months Ended June 30, 2005

(in thousands)

	Accellent six months ended June 30, 2005	Campbell six months ended June 30, 2005	MTG six months ended June 30, 2005	Eliminations	Transactions		Pro Forma six months ended June 30, 2005
Net Sales	$223,597	$6,643	$6,789	$—	$—		$237,029
Cost of sales	154,362	4,713	3,687	—	57	(b)	162,819
Gross profit	69,235	1,930	3,102	—	(57)		74,210
Selling, general and administrative expense	30,992	305	501	—	(70	)(b)	31,728
Research and development expense	1,428	—	—	—	—		1,428
Restructuring and other charges	2,640	—	—	—	—		2,640
Amortization of intangibles	3,089	—	—	—	718	(c)	3,807
Income (loss) from operations	31,086	1,625	2,601	—	(705)		34,607
Other income (expense):
Interest expense, net	(15,761)	(57)	(55)	—	(1,306	)(d)	(17,179)
Other	(146)	(13)	(36)	—	—		(195)
Total other income (expense)	(15,907)	(70)	(91)	—	(1,306)		(17,374)
Income (loss) before income taxes	15,179	1,555	2,510	—	(2,011)		17,233
Income tax expense	6,115	—	9	—	559	(f)	6,683
Net income (loss)	$9,064	$1,555	$2,501	$—	$(2,570)		$10,550

See accompanying notes to unaudited pro forma condensed consolidated statements of operations.

4

ACCELLENT CORP.

Notes to Unaudited Pro Forma Condensed Consolidated Statement Of Operations

Twelve Months Ended December 31, 2004 and Six Months Ended June 30, 2005

(in thousands)

(a)                                  Represents the elimination of sales by the Company to MedSource and sales by MedSource to the Company.

(b)                                 The Company will incur an annual monitoring fee to DLJ Merchant Banking III, Inc., in connection with the MedSource acquisition and increased salaries for certain employees in connection with the MTG acquisition.  In connection with the Campbell and MTG acquisitions, the Company acquired real estate which was previously leased to the acquired companies by related parties of the acquired companies.  As a result, the Company will incur increased depreciation expense and less rent expense for both Campbell and MTG.  The Company will not incur transaction costs previously incurred by Campbell and MTG in connection with the sale of those businesses to the Company.  These adjustments are as follows:

	Twelve months ended December 31, 2004	Six months ended June 30, 2005
Salaries increase	$133	$77
Depreciation increase	135	28
Reduced rent expense	(266)	(48)
Total adjustments to cost of sales	$2	$57
Salaries adjustment	133	78
Transaction expenses	—	(148)
Additional monitoring fee to DLJ	200	—
Total adjustments to selling, general and administrative expenses	$333	$(70)

(c)                                  The pro forma adjustment for amortization expense was based on the identifiable intangible assets and the useful lives assigned to each intangible asset.  The actual amount of identifiable intangible assets of MedSource, and the estimated identifiable intangible assets of Campbell and MTG, and the respective lives of each intangible are as follows:

	Amount	Useful life in years
Customer base – MedSource	$16,300	15
Develop Technology – MedSource	2,300	10
Customer relationship – Campbell	6,050	15
Customer relationship – Campbell	360	5
Non-compete – Campbell	30	5
Customer relationship – MTG	13,600	15
Customer relationship – MTG	340	7
	$38,980	14

The Company has estimated the identifiable intangible assets of Campbell and MTG, and the respective useful lives.  The valuation of Campbell and MTG is expected to be completed by December 31, 2005.  An increase or decrease in the amount of purchase price allocated to amortizable assets would impact the amount of annual amortization expense.  Identifiable intangible assets have been amortized on a straight-line basis in the unaudited pro forma condensed consolidated statements of operations.   Based on the 14 year estimated weighted average useful life of the intangible assets described above, each increase of $1.0 million of purchase price allocated to amortizable intangible assets would result in an annual decrease to pro forma income from operations of $71,000.  Based on the $39.0 million of intangible assets described above, a decrease of 1, 2 and 3 years in the weighted average useful life of the amortizable intangible assets would result in an annual decrease to pro forma income from operations of $209,000, $453,000 and $740,000, respectively.

(d)                                 Consists of:

	Twelve months ended December 31, 2004	Six months ended June 30, 2005
Elimination of interest on retired indebtedness at the Company	$11,970	$—
Elimination of interest on retired indebtedness at MedSource, Campbell and MTG	1,358	112
Interest on borrowings under the senior secured credit facility and the notes	(13,163)	—
Amortization of deferred financing fees of the Company	(1,193)	—
Interest on debt to fund Campbell and MTG acquisitions	(2,836)	(1,418)
	$(3,864)	$(1,306)

Variable rate debt was used to fund portions of each acquisition.  For each change in the interest rate of 0.125%, interest expense would change by $295,000 per year.

(e)                                  Represents the elimination of the one-time expense for prepayment fees associated with the retired indebtedness of the Company.

(f)                                    Campbell was an S Corporation prior to the acquisition, and therefore not subject to corporate income taxes.  MTG was a limited liability company subject only to state corporate income taxes.  Adjustments represent additional corporate level income taxes since both entities will be subject to federal and state income tax after the acquisition.  Only incremental state taxes were provided for the year ended December 31, 2004 due to the federal taxable net operating loss incurred.  Only incremental state taxes and certain non-cash federal taxes were provided for the six months ended June 30, 2005 due to the net operating loss carryforward available for federal tax purposes.

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ACCELLENT CORP.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

June 30, 2005

(in thousands)

	Accellent	Campbell	MTG	Transaction (1)	Allocation of purchase price (2)	Eliminations	Pro forma

Assets
Current assets:
Cash and cash equivalents	$14,956	$550	$372	$(8,816)	$(550)	$—	$6,512
Accounts receivable, net	52,944	1,916	2,132	—	—	—	56,992
Inventories	60,752	1,341	485	—	829	—	63,407
Prepaid expenses and other	3,162	20	68	—	—	—	3,250
Total current assets	131,814	3,827	3,057	(8,816)	279	—	130,161
Property and equipment, net	85,826	3,868	6,646	—	1,373	—	97,713
Investment in subsidiary	—	—	—	68,377	—	(68,377)	—
Goodwill, net	282,708	—	—	—	32,787	—	315,495
Intangibles and other assets, net	95,291	—	79	—	20,380	—	115,750
Total assets	$595,639	$7,695	$9,782	$59,561	$54,819	$(68,377)	$659,119

Liabilities and equity
Current liabilities:
Current portion of long-term debt	$1,950	$719	$777	$—	$(719)	$—	$2,727
Accounts payable	19,394	271	431	—	—	—	20,096
Accrued expenses	37,231	310	602	1,372	—	—	39,515
Total current liabilities	58,575	1,300	1,810	1,372	(719)	—	62,338
Long-term debt	365,119	1,503	1,385	42,000	(1,460)	—	408,547
Other long-term liabilities	22,421	—	100	—	—	—	22,521
Total liablities	446,115	2,803	3,295	43,372	(2,179)	—	493,406
Equity	149,524	4,892	6,487	16,189	56,998	(68,377)	165,713
Total liabilities and equity	$595,639	$7,695	$9,782	$59,561	$54,819	$(68,377)	$659,119

(1)   The transaction column above includes the funding of the acquisition of Campbell and MTG for cash of $8.8 million, additional debt borrowed under the Company’s senior secured credit facility of $42.0 million, the issuance of 407,407 shares of our parent’s Class A-9 5% Convertible Preferred Stock valued at $16.2 million, and the accrual of $1.4 million of acquisition related costs.  The additional debt borrowed includes $12.5 million in additional term loans and $29.5 million of revolving credit borrowings.

(2)   Based on the preliminary allocation to tangible assets, liabilities, goodwill and other intangible assets.  The final purchase price allocation may result in a different allocation for tangible and intangible assets than that presented in these unaudited pro forma condensed consolidated financial statements.  The Company did not acquire the cash of Campbell, or assume debt except for $43,000 of capital lease obligations.

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